Exhibit 99.1

Aardvark Therapeutics Appoints Clinical Development Leader David Zhang, Ph.D., MBA, to its Board of Directors

Brings more than 25 years of experience in clinical strategy, biostatistics and regulatory submissions from Abivax, Alumis, MyoKardia and Genentech/Roche

SAN DIEGO, Oct. 08, 2026 (GLOBE NEWSWIRE) -- Aardvark Therapeutics, Inc. (Aardvark or the Company) (Nasdaq: AARD), a clinical-stage biopharmaceutical company focused on developing novel, small-molecule therapeutics to activate innate homeostatic pathways for the treatment of metabolic diseases, today announced the appointment of David Zhang, Ph.D., MBA, to its Board of Directors, effective October 7, 2026. Dr. Zhang will serve as an independent director.

“David has spent more than 25 years designing clinical programs, analyzing pivotal trial data and supporting regulatory submissions, including the Phase 3 study design, readout and New Drug Application for CAMZYOS® (mavacamten) at MyoKardia,” said Tien Lee, M.D., Founder and Chief Executive Officer of Aardvark. “His experience and strategic perspective will be a valuable addition to our Board at an important time for Aardvark. We are pleased to welcome him.”

“Aardvark is at a pivotal moment, with important decisions ahead for ARD-101,” said Dr. Zhang. “I look forward to working with Tien and the Board to help navigate the regulatory landscape and shape the next phase of development for people living with Prader-Willi Syndrome.”

Dr. Zhang currently serves as Chief Strategy Officer of Abivax S.A., a clinical-stage biotechnology company focused on therapeutics for chronic inflammatory diseases, where he is a member of the Executive Committee and has overseen biometrics, regulatory affairs, quality assurance and health economics and outcomes research. At Abivax, he led the biometrics team through positive topline readouts of two pivotal Phase 3 trials of obefazimod in ulcerative colitis. From 2021 to 2024, he was Senior Vice President, Biometrics and Data Management at Alumis Inc., where, as a founding executive, he built the biometrics and data management functions, served as interim Chief Information Officer, and helped the company progress through its initial public offering. Previously, Dr. Zhang was Vice President, Head of Biometrics, Data Science and Digital Health at MyoKardia, Inc., where he oversaw the pivotal trial design, readout and NDA submission for CAMZYOS® (mavacamten) for treating obstructive hypertrophic cardiomyopathy prior to the company’s acquisition by Bristol Myers Squibb. Earlier in his career, he held biometrics and strategic innovation leadership roles at Roche Sequencing Solutions and Genentech/Roche over a 15 year period, and statistician roles at Eli Lilly and Company and Abbott Laboratories. Dr. Zhang serves on the board of directors of the Bay Area Biotech-Pharma Statistics Workshop and is a past president of the organization. He holds a Ph.D. in biostatistics from the UCLA Fielding School of Public Health and an executive MBA in finance from the Kelley School of Business at Indiana University, and completed postdoctoral research in statistical genetics at Columbia University.

About Aardvark Therapeutics, Inc.

Aardvark is a clinical-stage biopharmaceutical company developing novel, small-molecule therapeutics designed to suppress hunger for the treatment of Prader-Willi Syndrome (PWS) and metabolic diseases. Hunger, which is the discomfort from not having eaten recently, is a distinct neural signaling pathway separate from appetite, the reward-seeking desire for food. Our programs explore therapeutic applications in hunger-associated indications and potential complementary uses with anti-appetite therapies. For more information, visit www.aardvarktherapeutics.com.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements concerning: Aardvark’s business strategy, product candidates, the regulatory path forward for ARD-101, including the design of any future Phase 3 study, the anticipated contributions of Dr. Zhang to the Board of Directors and the Company’s programs, as well as plans and objectives of management for future operations. The words, without limitation, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties related to the FDA clinical hold on ARD-101 and Aardvark’s ongoing engagement with the FDA; the risk of unfavorable clinical trial results; the risk that results from earlier clinical trials and preclinical studies may not necessarily be predictive of future results; the risk that Aardvark may use its capital resources sooner than expected; the possibility that the past track records of Aardvark and its personnel may not be repeated or indicative of future success; and other risks and uncertainties, including the factors described under the “Risk Factors” section of Aardvark’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 filed with the Securities and Exchange Commission on August 11, 2026. When evaluating Aardvark’s business and prospects, careful consideration should be given to these risks and uncertainties. Any forward-looking statements contained in this press release are based on the current expectations of Aardvark’s management team and speak only as of the date hereof, and Aardvark specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, unless required by law.

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Investor and Media Contact

Argot Partners

(212) 600-1902

Aardvark@Argotpartners.com